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                                                               EXHIBIT 10.26
                              EMPLOYMENT AGREEMENT


      THIS AGREEMENT, made as of the 1 day of April, 1999 by and between FATS, Inc., an Atlanta based corporation (the "Company") and John A. Morelli (the "Employee").

      WHEREAS, the Company desires to employ Employee to devote full time service to the business of the Company and Employee desires to be so employed.

      NOW THEREFORE, IN CONSIDERATION Of the premises and the terms and conditions hereinafter set forth, the parties hereto agree as follows:

      1. Employment. Subject to the terms and conditions hereof, the company shall employ Employee and Employee agrees to be so employed in the capacity of Chief Financial Officer for a term commencing (date of signing), and ending on September 30, 2000.

      2. Duties. Employee shall diligently and conscientiously devote his full and exclusive time and attention to the discharge of his duties as Chief Financial Officer. In such capacity, Employee shall at all times discharge said duties in consultation with and under the direct supervision of the Executive Vice President of the Company, and indirectly to the President and Board of Directors of the Company.

      3. Compensation. Commencing at the effective date hereof and continuing through and including September 30, 2000, the Company shall pay to Employee for services rendered hereunder as base compensation of $4,038.47 per two week pay period. Employee is also eligible for performance bonus awards and stock option participation consistent with the Company's incentive program throughout the course of this agreement. The Employee shall remain eligible for programs offered by the Company such as expense reimbursement and health and dental benefits during the performance of this agreement in accordance with standard practices and procedures of the Company.

      4. Termination. Employee's employment hereunder shall be terminated upon the happening of any of the following events:

      (a) Expiration of the term of this Agreement, without renewal;

      (b) Death of the Employee;

      (c) Notice to Employee that his employment is terminated due to Employee's inability to perform his usual and customary duties by reason of physical or mental disability;

      (d) By Employee upon thirty (30) days prior written notice to the Company;


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      (e) By Employee, if, following a Change in Control of the Company as defined below, Employee's duties are Substantially Reduced or Negatively Altered, as defined below, without prior written consent, upon thirty (30) days prior written notice to the Company; or

      (f) At any time without notice by the Company for cause.

      For purposes of this Section, "Cause" means (I) Employee's conviction of a felony which constitutes a crime involving moral turpitude; (ii) Employee's misappropriation of funds, fraud or embezzlement; or (iii) Employee's willful or gross and repeated neglect of duties hereunder, or willful or gross repeated misconduct in the performance of such duties, so as to have a material adverse effect on the business, operations, assets, properties, or financial condition of Company, taken as a whole, determined in good faith by the Executive Vice President, approved by the President and ratified by the Company's board of directors.

      For purposes of this Section, "Physical or Mental Disability" means any ailment or incapacity with prevents Employee from performing the duties incident to the Employee's employment hereunder which has continued for a period of either (i) 45 consecutive days during the period of agreement or is reasonably expected to be permanent.

      For purposes of this section, a "Change in Control" with respect to the Company shall have occurred on the earliest of the following dates:

      (i) The date after the date of this Agreement that any entity or person (including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) shall have become the beneficial owner of, or shall have obtained voting control over, fifty percent (50%) or more of the outstanding common shares of the Company;

      (ii) The date the shareholders of the Company approve a definitive agreement: (A) to merge or consolidate the Company with or into another corporation, or to merge another corporation into the Company, in which the Company is not the continuing or surviving corporation or pursuant to which any common shares of the Company would be converted into cash, securities of another corporation, or other property, other than a merger or consolidation of the Company in which holders of common shares of the Company immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation or its parent corporation immediately after the merger as immediately before; or (B) to sell or otherwise dispose of substantially all the assets of the Company; or

      (iii) The date there shall have been a change in a majority of the Board of Directors of the Company within a twelve (12) month period unless the nomination for election by the Company's shareholders of each new director was approved by the vote


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of two-thirds of the directors then still in office who were in office at the beginning of the twelve (12) month period.

Notwithstanding the foregoing, a "Change in Control" with respect to the Company shall not be deemed to have occurred by reason of a private placement of securities of the Company that is authorized by the Board of Directors, or by a change in the directors occurring as a result of the exercise of rights conferred in any agreement between the Company and investors in any such private placement of securities.

"Substantially Reduced or Negatively Altered" means, without Employee's express written consent:

            (i) the assignment to Employee of any duties inconsistent with Employee's positions, duties, responsibilities and status with Company or a change in Employee's reporting responsibilities, titles or offices, or any removal of Employee from, or any failure to re-elect Employee to, any of such positions, except in connection with the termination of Employee's employment for cause, upon the physical or mental disability or death of Employee, or upon the voluntary termination by Employee;

            (ii) a reduction in Employee's Base Salary below the minimum Base Salary in Section 3 hereof;

            (iii) the failure by Company to continue in effect benefit plans substantially equivalent to the benefit plans in effect at the effective date of this Agreement or established during the term of this Agreement; the taking of any action by Company not required by law which would adversely affect Employee's participation in or materially reduce Employee's benefits under any of such plans or deprive Employee of any material fringe benefit enjoyed by Employee; or the failure by Company to provide Employee with the number of paid vacation days, holidays and personal days to which Employee was then entitled in accordance with Company's normal leave police in effect at the effective date of this Agreement; or

            (iv) failure of any successor to the Company not otherwise bound by this Agreement to expressly assume and agree to perform the obligations of the Company under this Agreement.

      5. Effect of Termination. If Employee is terminated by the Company for cause as defined in Section 4(f) or Employee terminates employment under
Section 4(d), Employee shall be paid only to the date of actual termination of employment and Employee shall not be entitled to any additional compensation for the year in which termination of employment occurs or any other termination payment.

      If Employee terminates employment for the reason specified in Section 4(e) or Employee is terminated by the Company for any reason other than "for cause", Employee


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shall be entitled to a salary and health benefits as cited in Section 3 shall continue through the period of this agreement, September 30, 2000.

      6. Confidentiality. "Confidential Information" means any information or compilation of information possessed by the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, including but not limited to: (a) any information not generally known in the industry of the Company regarding the Company's pricing of services, research, development, marketing, servicing, business systems, and techniques; (b) financial information concerning the Company; and (c) any information that the Company may from time to time designate as "confidential," "proprietary," or "trade secrets" which is not generally known in the industry of the Company.

      The Employee may have access to Confidential Information which the Company desires to protect at all times. The Employee understands, acknowledges, and agrees that the Company has expended substantial sums of money, time and effort in developing such Confidential Information and the Company will be substantially harmed in the competitive marketplace if the Confidential Information is used to its detriment or to the benefit of others.

      In recognition of the foregoing, the Employee agrees that:

      (a) The Employee will not, during or after employment with the Company, directly or indirectly knowingly use or disclose any Confidential Information to any other person, firm or company, or in any way use for his benefit, or to the detriment of the Company, any information or knowledge obtained during the course of his employment with the Company, except as required in the conduct of the Company's business or as authorized in writing by the Company; and

      (b) All memoranda, notes, records, papers and other documents and all copies thereof relating to the Company's operations and all objects related thereto are and remain the property of the Company; including, but not limited to, those developed, investigated, or considered by the Company. The Employee will not copy or duplicate any of the aforementioned documents or objects nor use any information contained therewith, except for the Company's benefit, either during or after his employment.

      7. Covenant Not To Compete. The parties agree that the Company would be substantially harmed if the Employee competes with the Company during employment with the Company or after termination of employment with the Company. Therefore, in exchange for the benefits provided to the Employee hereunder, the Employee agrees that during his employment with the Company and for a period of one (1) year after


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termination of such employment for any reason, the Employee will not directly or indirectly, without the written consent of the Company:

      (01) Own, operate or render services to any entity engaged, directly or indirectly, in owning or operating gunnery simulators and training devices; or

      (02) Hire, offer to hire, entice away, or in any other way, persuade or attempt to persuade any entity or any employee, officer, agent, independent contractor, supplier, customer, or subcontractor of the Company to discontinue their relationship with the Company;

      8. Disparagement. The Company and Employee agree that during and after the term of this Agreement, they will not knowingly vilify, disparage, slander or defame the other party or, in the case of the Company, its officers, directors, employees, business or business practices.

      9. Remedy. Employee and Company acknowledge that in the event of a breach of this Agreement by either party, money damages would be inadequate and the non-breaching party would have no adequate remedy at law. Accordingly, in the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance. Such remedy, however, shall be cumulative and nonexclusive and shall be in addition to any other remedy to which the parties may be entitled to by law.

      10. Notices. All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

            If to Company:          FATS, Inc.
                                    7340 McGinnis Ferry Road
                                    Suwanee, GA 30024

            If to Employee:         John A. Morelli
                                    2327 Ceiba Ct.
                                    Lawrenceville, GA 30243

      11. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.

      12. Entire Contract. This Agreement constitutes the entire understanding and agreement between the Company and Employee with regard to the matters stated herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard to the employment of Employee by the Company. This Agreement may be amended only in writing, signed by both parties hereto.


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      13.   Binding Effect. This Agreement shall ensure to the benefit of and be binding upon the Company, its successors and assigns, and shall ensure to the benefit of and be binding upon the Employee, his heirs, distributees and personal representatives. In the event of Employee's death, any amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Employee's designee, or if there is no such designee, to Employee's estate.

      IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                    FATS, INC.

                                    By:      Peter Marino
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                                    Its:     President
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                                    --------------------------------------
                                    John A. Morelli


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